EXHIBIT 99

Investor Inquiries	Media Inquiries
Anne Ireland Director, Corporate Development (847) 968-0200	Melissa Pagan Sr. Manager, Corporate Communications (847) 371-5067

CDW Achieves Record First Quarter Financial Results with Earnings Per Share of $0.49 and Sales Exceeding $1.01 Billion

Vernon Hills, Illinois, April 15, 2003 — CDW Computer Centers, Inc. (Nasdaq: CDWC) today announced its highest first quarter earnings per share and sales in the company’s history. First quarter earnings per share were $0.49, an increase of 8.9 percent versus the first quarter of 2002. Sales totaled $1.018 billion, an increase of 1.5 percent compared with the prior year quarter.

“CDW’s strong business model continues to perform well. We maintain our focus on providing the best service in the industry, continuing to gain market share, and concentrating on profitable business opportunities,” said John A. Edwardson, chairman and chief executive officer.

“We are fortunate to have a talented and energetic group of coworkers, continuing strong financial performance, and an outstanding balance sheet. These enable us to perform well despite the current challenges in the market, while at the same time allowing us to invest for the future,” stated Edwardson.

First quarter highlights include:

•	Increased the sales force to 1,374 from 1,311 a year ago.

•	Increased public sector revenue by 16 percent, offsetting a slight decline in corporate sector revenue.

•	Achieved operating profit margin of 6.7 percent compared with 6.5 percent this period a year ago.

•	Advanced to No. 381 on the FORTUNE 500 list from No. 414 last year.

CDW’s gross profit margin increased to 14.5 percent this quarter from 13.0 percent in the same period of 2002. This increase is primarily due to CDW’s adoption of a new accounting pronouncement, Emerging Issues Task Force (“EITF”) Issue No. 02-16, “Accounting for Consideration Received from a Vendor by a Customer (Including a Reseller of the Vendor’s Products).” See footnote A below for additional information on EITF 02-16. As a consequence of adopting EITF 02-16, CDW recorded $10.7 million of vendor consideration as a reduction of cost of sales this quarter. Excluding the impact of EITF 02-16, and therefore on a non-GAAP basis, the gross profit margin would have been 13.4 percent this quarter compared with 13.0 percent in the same period of 2002. This 40 basis point improvement was primarily due to an increase in products and services accounted for on either a net or commission basis. Such products and services include third party warranties, certain software licenses and insurance products, and certain telephony offerings. The non-GAAP gross profit margin is included in this discussion to provide a meaningful comparison to prior periods.

Selling and administrative expenses as a percentage of sales increased to 6.7 percent in the first quarter of 2003 from 6.4 percent in the same period of 2002, partially due to an increase in the sales force.

CDW’s operating profit as a percentage of sales increased to 6.7 percent this quarter from 6.5 percent in the prior year period. This increase was a result of improved gross profit, partially offset by higher selling and administrative expenses. Adopting EITF 02-16 had no impact on CDW’s operating profit, as the $10.7 million of vendor consideration netted against cost of sales would previously have been netted against advertising expense ($10.5 million) and selling and administrative expense ($0.2 million).

During the first quarter, the Company continued its previously announced 2.5 million share buyback program and bought 594,100 shares of its common stock in the open market at an aggregate purchase price of $25.2 million (approximately $42.37 per share). Since the current program’s inception in July 2002, the Company has purchased a total of approximately 1.1 million shares at an aggregate purchase price of $47.0 million (approximately $42.66 per share).

“To provide better information, we have decided to begin disclosing CDW’s sales on a monthly basis starting with the month of April,” said Edwardson. “We believe that this will give our investors more current and therefore more relevant information than providing guidance at the beginning of a quarter. To help investors transition to the new approach, this quarter only we are also providing information regarding sales growth for the first part of April. Through April 14, our month-to-date sales increased approximately 1.4 percent compared with the comparable time period a year ago.”

CDW expects to disclose full month sales information, including sales for the current and prior year month, within seven to ten business days after the end of each month.

Footnote A

During the quarter, CDW adopted a new accounting pronouncement, Emerging Issues Task Force (“EITF”) Issue No. 02-16, “Accounting for Consideration Received from a Vendor by a Customer (Including a Reseller of the Vendor’s Products).” The income statement classification provisions of EITF 02-16 cover vendor consideration related to agreements entered into or modified after January 1, 2003. This pronouncement requires that consideration from vendors, such as advertising support funds, be accounted for as a reduction to cost of sales unless certain requirements are met showing that the funds are used for a specific program entirely funded by an individual vendor. If these specific requirements related to individual vendors are met, the consideration is accounted for as a reduction in the related expense category, such as advertising or selling and administrative expense. CDW provides numerous advertising programs to support vendors, including catalogs, television, radio, Internet, magazine, and newspaper advertising for which the Company receives consideration. Some of these programs relate to multiple vendors, while others are performed on behalf of individual vendors for specific projects.

Forward Looking Statement

Any forward-looking statements contained in this release are based on the Company’s beliefs and expectations as of the date of this release and are subject to certain risks and uncertainties which may have a significant impact on the Company’s business, operating results or financial condition. Should any risk or uncertainty materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described in forward-looking statement. Factors affecting the Company’s business and prospects are discussed in the Company’s filings with the Securities and Exchange Commission.

About CDW

CDW® (Nasdaq: CDWC), ranked No. 381 on the FORTUNE 500, is a leading provider of technology solutions for businesses, government agencies and educational institutions nationwide. CDW is a principal source of technology products and services including top name brands such as APC, Apple, Cisco, HP, IBM, Microsoft, Sony, Symantec, Toshiba and ViewSonic. CDW distributes contracts to end users for customized and standardized on-site services supplied directly by providers such as HP Services and Unisys and for training programs provided by firms such as KnowledgeNet and Productivity Point International.

CDW was founded in 1984 as a home-based business and today employs over 3,000 coworkers whose efforts generated net sales of more than $4.2 billion in 2002. CDW’s direct model offers one-on-one relationships with knowledgeable account managers; purchasing by telephone, fax, the company’s award-winning www.cdw.com Web site or customized CDW@work™ extranets; custom configured solutions and same day shipping; and pre- and post-sales technical support, with more than 100 factory-trained and A+ certified technicians on staff. Additional information can be found by visiting www.cdw.com.

A live Web cast of CDW’s management discussion of the first quarter will be available on www.streetevents.com. The Web cast will begin today, April 15, 2003 at 5:00 pm EDT. An audio replay of the call will be available on www.streetevents.com until April 30, 2003. Additional financial and operational data is provided in a series of supplemental slides available at www.cdw.com/investor.

For more information about CDW:
Visit CDW on the Internet at http://www.cdw.com. Contact CDW Investor Relations via the Internet at
investorrelations@cdw.com or by telephone at 847-419-8234.

CDW COMPUTER CENTERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

	Three Months Ended March 31,

	2003	2002

Net sales	$1,017,619	$1,002,836
Cost of sales	870,231	872,673

Gross profit	147,388	130,163

Selling and administrative expenses	68,311	64,236
Net advertising expense	10,625	733

Income from operations	68,452	65,194

Interest income	2,045	2,500
Other expense, net	(405)	(328)

Income before income taxes	70,092	67,366

Income tax provision	27,686	26,610

Net income	$42,406	$40,756

Earnings per share:
Basic	$0.51	$0.47

Diluted	$0.49	$0.45

Weighted-average number of common shares outstanding:
Basic	83,967	85,842

Diluted	86,542	89,750

CDW COMPUTER CENTERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31,	December 31,	March 31,
	2003	2002	2002

Assets

Current assets:
Cash, cash equivalents and marketable securities	$556,489	$504,614	$392,176
Accounts receivable, net of allowance for doubtful accounts of $10,500, $10,500 and $9,900 respectively	334,985	333,084	345,741
Merchandise inventory	130,297	150,785	137,678
Prepaid income taxes	—	—	23,361
Miscellaneous receivables	14,312	14,084	41,821
Deferred income taxes	11,757	11,757	9,040
Prepaid expenses	3,150	4,212	2,805

Total current assets	1,050,990	1,018,536	952,622

Property and equipment, net	62,103	64,088	66,734
Investment in and advances to joint venture	4,063	5,176	5,395
Deferred income taxes and other assets	7,441	7,864	7,661

Total assets	$1,124,597	$1,095,664	$1,032,412

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable	$98,134	$102,786	$122,204
Accrued expenses and other current liabilities	70,496	68,808	38,288

Total current liabilities	168,630	171,594	160,492

Shareholders’ equity:
Total shareholders’ equity	955,967	924,070	871,920

Total liabilities and shareholders’ equity	$1,124,597	$1,095,664	$1,032,412

CDW COMPUTER CENTERS, INC. AND SUBSIDIARIES
SEGMENT REPORTING INFORMATION
(in thousands)

	Three Months Ended March 31, 2003 (in 000’s)

	Corporate	Public Sector	Eliminations	Consolidated

External customer sales	$834,166	$183,453	$—	$1,017,619
Transfers between segments	174,933	—	(174,933)	—

Total net sales	$1,009,099	$183,453	$(174,933)	$1,017,619

Income from operations	$65,372	$3,080	$—	$68,452

Net interest income and other expense				1,640

Income before income taxes				$70,092

Total assets	$1,060,773	$66,388	$(2,564)	$1,124,597

	Three Months Ended March 31, 2002 (in 000’s)

	Corporate	Public Sector	Eliminations	Consolidated

External customer sales	$844,655	$158,181	$—	$1,002,836
Transfers between segments	150,424	—	(150,424)	—

Total net sales	$995,079	$158,181	$(150,424)	$1,002,836

Income from operations	$62,397	$2,797	$—	$65,194

Net interest income and other expense				2,172

Income before income taxes				$67,366

Total assets	$982,490	$101,322	$(51,400)	$1,032,412

CDW COMPUTER CENTERS, INC. AND SUBSIDIARIES
OPERATING DATA

	Three Months Ended March 31,

	2003	2002

Commercial customers served (1):
Current quarter	178,645	178,025
Trailing 12 months	360,131	361,346
% of sales to commercial customers	97.7%	96.7%
Number of invoices processed	1,284,849	1,248,653
Average invoice size	$850	$866
Direct web sales (000’s)	$232,140	$188,179
Sales force, end of period	1,374	1,311
Annualized inventory turnover	25	27
Accounts receivable — days sales outstanding	30	31

(1)	Commercial customers are defined as public sector and corporate customers excluding consumers.